NEWS RELEASE

For Immediate Release
Date: April 29, 2013
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports First Quarter 2013 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2013. The Bank expects to file its First Quarter 2013 Form 10-Q with the Securities and Exchange Commission (SEC) on or about May 10, 2013.

Operating Results

For the three months ended March 31, 2013, the Bank reported net income of $27.3 million compared to $45.2 million for the same period in 2012. The Bank's net income was primarily driven by net interest income, losses on the extinguishment of debt, and gains on derivatives and hedging activities.

The Bank's net interest income totaled $53.3 million for the first three months of 2013 compared with $69.9 million for the same period last year. The decrease was primarily due to lower advance prepayment fee income. During the three months ended March 31, 2013, advance prepayment fee income totaled $1.8 million compared to $16.9 million for the same period in 2012.

The Bank's net income was also impacted by losses on the extinguishment of debt. During the three months ended March 31, 2013 and 2012, the Bank extinguished $92.1 million and $150.5 million of higher-costing consolidated obligations and recorded losses on these debt extinguishments of $15.1 million and $22.7 million in other (loss) income.

Net income was positively impacted by gains on derivatives and hedging activities. The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three months ended March 31, 2013, the Bank recorded net gains of $10.9 million on its derivatives and hedging activities compared to net gains of $21.0 million during the same period last year. These gains were recorded as a component of other (loss) income and were attributable to the effect of changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio.

Balance Sheet Highlights

The Bank's total assets increased slightly to $47.9 billion at March 31, 2013 from $47.4 billion at December 31, 2012. The increase was due primarily to an increase in investments, partially offset by a decline in advances. Investments increased $2.5 billion mainly due to the purchase of money market investments to manage the Bank's liquidity. Advances declined $1.8 billion due to reduced member demand, scheduled maturities, and prepayments.

Total capital was $2.8 billion at March 31, 2013 and December 31, 2012. Retained earnings grew due to earnings in excess of dividends and were $636.2 million at March 31, 2013 compared to $621.9 million at December 31, 2012.

Additional financial information will be provided in the Bank's First Quarter 2013 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about May 10, 2013.

Dividend

In May, the Board of Directors is scheduled to review and approve the first quarter 2013 dividend. A dividend announcement is expected on or about May 10, 2013.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	March 31,	December 31,
Statements of Condition (dollars in millions)	2013	2012
Advances	$24,802	$26,614
Investments	15,895	13,433
Mortgage loans held for portfolio, net	6,771	6,952
Total assets	47,926	47,367
Consolidated obligations	43,472	43,020
Total liabilities	45,173	44,533
Total capital stock - Class B putable	1,970	2,063
Retained earnings	636	622
Accumulated other comprehensive income	147	149
Total capital	2,753	2,834
Total regulatory capital[1]	2,617	2,694

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended
	March 31,
Operating Results (dollars in millions)	2013	2012
Net interest income	$53.3	$69.9
Other (loss) income	(9.1)	(4.9)
Other expense	13.8	14.8
Total assessments	3.1	5.0
Net income	27.3	45.2
Performance Ratios
Net interest margin	0.44%	0.55%
Return on average equity	3.98%	6.52%
Return on average capital stock	5.52%	8.80%
Return on average assets	0.23%	0.36%
Regulatory capital ratio	5.46%	5.54%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's First Quarter 2013 Form 10-Q to be filed on or about May 10, 2013 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.